AGREEMENT AND GENERAL RELEASE

On this 1st day of June, 2007, Galaxy Nutritional Foods, Inc. (the “Company”) and Christopher Morini (“Morini”), agree to the terms and conditions set forth below:

1. Effective on the date Morini signs this Agreement and General Release, Morini shall voluntarily and irrevocably resign from his position of Vice President of New Business Development at the Company and the Company shall accept such resignation. Upon his resignation, Morini shall not be eligible to participate in, or be covered by, any employee benefit plan or program offered by or through the Company; and he shall not receive any benefits or payments from the Company, except as specifically set forth in paragraph 2 below.

2. (a) The Company shall pay Morini a total amount of Three Hundred Eleven Thousand Five Hundred Twenty-Three and 08/100 Dollars ($311,523.08) at the following times: (i) within five (5) business days following the effective date established in paragraph “11” below, the Company shall deliver to Morini a check payable to Morini in the amount of Eighty-Five Thousand Six Hundred Dollars ($85,600.00) (minus applicable tax withholdings); (ii) within five (5) business days following the effective date established in paragraph “11” below, the Company shall deliver to Morini a check payable to Morini in the amount of Eleven Thousand Nine Hundred Twenty-Three and 08/100 Dollars ($11,923.08) (minus applicable tax withholdings), for Morini’s accrued but unused vacation time; and (iii) the Company shall pay to Morini Six Thousand Five Hundred Eighty-Four and 62/100 Dollars ($6,584.62) (minus applicable tax withholdings) per bi-weekly pay period, via automatic direct deposit, in accordance with the Company’s regular payroll schedule for approximately fifteen (15) months following the effective date of this Agreement and General Release until Morini has been paid the gross amount of $214,000.00 (minus applicable tax withholdings), in full and final settlement of any and all claims that Morini has, had or may have against the Company.

(b) Effective at the time of his resignation, Morini shall be offered the right to exercise his options under COBRA. If Morini elects to exercise his rights under COBRA, the Company agrees to reimburse Morini monthly, for a total of eighteen (18) months, an amount equal to the amount the Company normally pays for the same category (i.e., family coverage) of health and dental insurance coverage monthly on behalf of a current employee. If, at the end of this eighteen (18) month period, Morini does not then have an employment position that makes health and/or dental insurance available, the Company shall pay Morini monthly, for three (3) months, an amount equal to the amount the Company normally pays for the same level of health and/or dental insurance coverage (whichever is not covered by the new employer), monthly on behalf of a current employee of the same rank in the Company. Morini’s right to receive any payments for reimbursement of health insurance pursuant to this paragraph 2(b) shall immediately cease at such time that Morini becomes eligible for health insurance coverage with a new employer. Morini’s right to receive any payments for reimbursement of dental insurance pursuant to this paragraph 2(b) shall immediately cease at such time that Morini becomes eligible for dental insurance coverage with a new employer.

(c) Without limiting the generality or force or effect of the General Release provided for in this Agreement, it is explicitly agreed, understood and intended that any and all monies to be paid by the Company pursuant to the provisions of paragraphs 2(a) and 2(b) above are and shall be deemed to satisfy all claims by Morini for backpay, frontpay, bonus payments, vacation, benefits or compensation of any kind (or the value thereof), and/or for liquidated damages or punitive damages (under any applicable statute or at common law).

3. Morini hereby agrees and acknowledges that the payments provided for in this Agreement (i) exceed any payments, benefit, or other thing of value to which he might otherwise be entitled under any policy, plan or procedure of the Company; (ii) are in full discharge of any and all of the Company’s liabilities and obligations to Morini, including but not limited to any and all obligations arising under any alleged written or oral employment agreements, understandings or arrangements between Morini and the Company; (iii) are in full discharge of any and all claims against the Company or any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) for damages of any kind; and (iv) fully and completely settle all claims by Morini against the Company or any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non- qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds) (whether acting as agents for the Company or in their individual capacities) for attorney’s fees, costs, disbursements and the like. Nothing in this paragraph shall be construed to add to or diminish any vested right Morini may have as a participant in any employee benefit plan qualified under § 401 of the Internal Revenue Code, in accordance with applicable law.

4. Upon execution of this Agreement, Morini shall provide to the Company an executed General Release, annexed as Exhibit A.

5. Morini recognizes and acknowledges that by his resignation, his employment relationship with the Company has been permanently and irrevocably severed and that he is therefore not eligible for rehire or re-employment with the Company at any time in the future and hence covenants that at no time will he seek employment with or to be hired by the Company. Morini acknowledges further that such representation constitutes a material inducement for the Company entering into this Agreement. If the Company is acquired by or merges with a publicly-traded company, the prohibition in this Paragraph 5 shall not restrict Morini from working in other segments or divisions of the acquiring or surviving company.

6. (a) Morini represents and warrants that by virtue of the foregoing, he has waived any relief available to him (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in the General Release, annexed as Exhibit A. Therefore, he agrees that he will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in the General Release annexed as Exhibit A. He further agrees, to the maximum extent permitted by law, that he will not sue or commence any proceeding (judicial or administrative), or participate in any action, suit or proceeding (unless compelled by legal process or court order), against the Company or any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities), with respect to any claim released pursuant to the General Release annexed as Exhibit A. Morini also warrants and represents that as of the date he signs this Agreement, he has not taken or engaged in any of the acts described in the foregoing sentences. If, notwithstanding the foregoing promises, he violates this paragraph 6, he shall be required, to the maximum extent permitted by law, to indemnify and hold harmless the Company or any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non- qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities), from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities, and attorneys’ fees and other expenses which result from, or are incident to, such violation. Nothing in this Agreement shall be construed to prevent Morini from cooperating with or participating in any investigation conducted by any governmental agency, whether local, state, or federal, to the extent required or permitted by law. Except as provided in the first sentence of this paragraph 6(a), nothing in this paragraph 6(a) is intended or should be construed to apply to any claim pursuant to the federal Age Discrimination in Employment Act (ADEA).

(b) The terms and conditions of this Agreement and General Release, as well as the circumstances leading thereto, are and shall be deemed to be fully confidential and have not previously and shall not hereafter be disclosed by Morini to any other person or entity, except (i) as may be required by law; and (ii) that Morini may disclose the existence, terms, and conditions of this Agreement and General Release to his attorney, spouse, and/or accountant, provided that Morini makes the person to whom disclosure is made aware of the confidentiality provisions of this Agreement and General Release and such person agrees to keep the terms of this Agreement and General Release fully confidential. Morini further agrees not to solicit or initiate any demand by others not party to this Agreement for any disclosure of the existence, terms, and conditions of this Agreement.

(c) Morini agrees that he will not (i) make any oral or written negative or derogatory public statements or publicly disparage or induce others to disparage (whether or not such statement legally constitutes libel or slander) the Company or any of its current or former officers, managing directors, directors, managers, employees, shareholders or agents or (ii) engage in any conduct or induce any other person to engage in any conduct that is in any way injurious to the Company’s reputation and interests (including, without limitation, any negative or derogatory statements or writings). Upon becoming aware by written notice to the Company’s counsel, Andrea R. Bernstein, Esq., fax (561) 241-7145, Proskauer Rose LLP, 2255 Glades Road, Suite 340W, Boca Raton, Florida 33431, of any public disparagement or defamation of Morini by any persons then employed by the Company, the Company shall take reasonable efforts to stop such disparagement or defamation. Nothing in this paragraph shall preclude the parties from responding truthfully to a valid subpoena, a request by a governmental agency in connection with any investigation it is conducting or as otherwise required by law. Prior to releasing the first press announcement, if any (other than required filings with the Securities Exchange Commission), regarding Morini’s separation from the Company, the Company will provide Morini with a copy of the announcement.

(d) Any claim or counterclaim by the Company to enforce this Agreement and General Release shall not be deemed retaliatory.

7. Morini acknowledges that he has had access to confidential, sensitive or proprietary information during the course of his employment at the Company. Unless compelled by judicial process, Morini agrees that he will not, for himself or any other person or entity, directly or indirectly divulge, communicate or in any way make use of any confidential, sensitive, or proprietary information acquired in the performance of Morini’s services or in connection with the performance of such services for the Company without the prior written consent of the Chief Executive Officer of the Company. Upon receipt of judicial process or governmental request for such information, Morini shall immediately notify the Company and shall cooperate with the Company in efforts to limit such disclosure and shall not make such disclosure unless compelled to do so. For the purpose of this agreement, all information acquired during the course of Morini’s employment and in connection with such employment shall be deemed to be confidential, sensitive or proprietary, unless the Company shall have published said information. Morini further agrees to return all documents (in whatever form, whether copies or originals), material, equipment and property of any kind acquired during the course of his employment with the Company, with the exception of purely personal documents.

8. Non-Compete Agreement.

Morini agrees that the June 26, 2002 Non-Competitive and Non-Disclosure Agreement entered into between Morini and Galaxy Nutritional Foods Company, a copy of which is attached hereto as Exhibit B, is hereby amended so that each reference to “TWO (2) YEARS” in Paragraphs 5, 7, and 8 shall be amended to state “TWENTY-ONE (21) MONTHS.” Morini further agrees that the Non-Competitive and Non-Disclosure Agreement is hereby further amended so that on the sixth (6th) line of Section 7 the words “natural cheese” are deleted. Morini further agrees that the Non-Competitive and Non-Disclosure Agreement is hereby further amended so that on the sixth (6th) line of Section 7 the words “process cheese” are replaced with the words “organic process cheese.” Morini further agrees that the Non-Competitive and Non-Disclosure Agreement is hereby further amended so that on the seventh (7th) line of Section 7 after the words “related products,” the following words are added and inserted therein: “that Galaxy has previously produced, currently produces, or is developing or testing as of June 1, 2007.” Morini further agrees that the Non-Competitive and Non-Disclosure Agreement is hereby further amended to add the following:

Reasonableness. The Employee acknowledges that, in the course of his association with Galaxy, he has become acquainted with the methods of performing and promoting Galaxy’s business and has acquired Confidential Information concerning the business that could be used to the detriment of Galaxy. Accordingly, the parties hereby agree that the period, scope and geographical areas of restriction imposed upon the Employee by the provisions of paragraphs 5, 7 and 8 of this Non-Competitive and Non-Disclosure Agreement are fair and reasonable and are reasonably required for the protection of Galaxy. The Employee warrants and represents to Galaxy that his experience and capabilities are such that the provisions of this Non-Competitive and Non-Disclosure Agreement will not prevent him from earning a livelihood. In the event that any part of this Non-Competitive and Non-Disclosure Agreement shall be held to be unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof. In the event that the provisions of paragraph 5, 7, and/or 8 of this Non-Competitive and Non-Disclosure Agreement relating to the area of restriction, the period of restriction, or the scope of restriction, shall be deemed to exceed the maximum area, period of time or scope which a court of competent jurisdiction would deem enforceable, said area, period of time and scope shall, for purposes of this Non-Competitive and Non-Disclosure Agreement, be deemed to be the maximum area or period of time or scope which a court of competent jurisdiction would deem valid and enforceable. Nothing contained in this Non-Competitive and Non-Disclosure Agreement shall prohibit Morini from doing business with or being employed by Galaxy’s lenders, suppliers, customers, brokers, distributors, manufacturers, wholesalers, retailers or vendors so long as Morini’s activities, duties, and/or responsibilities with respect to such business or employment position are no more than incidentally related to the manufacturing, producing, packaging, selling, advertising or marketing of organic process cheese, analog or non-dairy cheese, cheese substitute, imitation cheese, or related products (but specifically excluding non-organic natural cheese products, which are not restricted by this Non-Competitive and Non-Disclosure Agreement) that Galaxy has previously produced, is currently producing, or is developing or testing as of June 1, 2007, and so long as such business or employment position does not involve or relate to or make use of the Company’s trade secrets or proprietary or confidential information described herein.

Enforcement. (i) The Employee expressly agrees and understands that the remedy at law for any breach by the Employee of this Non-Competitive and Non-Disclosure Agreement will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon the Employee’s violation of any provision of this Non-Competitive and Non-Disclosure Agreement, Galaxy shall be entitled to seek from any court of competent jurisdiction (including without limitation in Orange County, Florida) immediate injunctive relief and obtain a temporary order and/or injunction restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this paragraph shall be deemed to limit Galaxy’s remedies at law or in equity for any breach by the Employee of any of the provisions of this Non-Competitive and Non-Disclosure Agreement which may be pursued by Galaxy. The Employee expressly agrees that this Non-Competitive and Non-Disclosure Agreement shall be assignable by Galaxy to a successor to any of the businesses of Galaxy and the Employee hereby expressly consents to such assignment. This Non-Competitive and Non-Disclosure Agreement shall be binding upon the Employee’s heirs, executors, administrators or other legal representatives or assigns.

(ii) In the event Galaxy applies to seal any papers produced or filed in any judicial proceedings to preserve confidentiality, the Employee hereby specifically agrees not to oppose such application.

(iii) In addition to the remedies provided in subsection (i), the Employee understands that in the event of a breach of this Non-Competitive and Non-Disclosure Agreement by the Employee, a) he shall become ineligible to receive any unpaid compensation pursuant to any policy or plan of Galaxy in effect at the time of the breach; b) any unexercised stock options and/or restricted stock awards (whether vested or not) received by the Employee under a stock option or similar plan of Galaxy shall be immediately cancelled; and c) he shall forfeit any other payment by Galaxy that has not been paid at the time of the breach. Notwithstanding the foregoing, the Employee agrees that Galaxy may continue to enforce the provisions of this Non-Competitive and Non-Disclosure Agreement .

Toll Period. In the event the Employee shall violate any provision of this Non-Competitive and Non-Disclosure Agreement as to which there is a specific time period during which the Employee is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

9. Morini agrees to make himself available to cooperate with the Company and its attorneys in any investigation of any claims against the Company. He understands and agrees that this cooperation includes, but shall not be limited to, making himself available to the Company and its attorneys upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony; volunteering to the Company pertinent information; and turning over all relevant documents to the Company that are or may come into his possession; provided, that the Company shall reimburse Morini for all reasonable costs and expenses associated therewith.

10. The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non- qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities), has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever against Morini or otherwise.

11. This Agreement and General Release shall not become effective until the eighth calendar day following Morini’s signing of this Agreement and General Release (“effective date”) and Morini may at any time prior to the effective date revoke this Agreement and General Release by giving notice in writing of such revocation to Andrea R. Bernstein, Esq., Proskauer Rose LLP, 2255 Glades Road, Suite 340W, Boca Raton, FL 33433, Facsimile (561) 241-7145. In the event that Morini revokes the Agreement and/or General Release prior to the eighth day after his execution thereof, this Agreement and General Release, and the promises contained therein, shall automatically be deemed null and void.

12. Morini acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement and General Release; and that he has been afforded the opportunity to consider the terms of this Agreement and General Release for twenty- one (21) days prior to its execution. Morini further acknowledges that he has read this Agreement and General Release in its entirety; that he fully understands all of its terms and their significance; that he has signed it voluntarily and of his own free will; and that he intends to abide by its provisions without exception.

13. Morini represents that as of the Company’s receipt of this Agreement and General Release fully executed by Morini, Morini will have returned to the Company all property belonging to the Company, including but not limited to laptop, cell phone, beeper, keys, card access to the building and office floors, Employee Handbook, credit card(s), phone card(s), rolodex (if provided by the Company), computer user name and password, disks and/or voicemail code. Morini further acknowledges and agrees that the Company shall have no obligation to make the payments referred to in paragraphs 2(a) and 2(b) of this Agreement unless and until Morini has satisfied all of his obligations pursuant to this paragraph.

14. (a) If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court of competent jurisdiction should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. Additionally, Morini agrees that any breach by him of paragraphs 4, 6, 7, 8 and/or 9, shall constitute a material breach of this Agreement as to which the Company may seek all relief available under the law including attorney’s fees and costs (if it is the prevailing party).

(b) Upon any finding by a court of competent jurisdiction (upon a challenge by Morini) that the release or covenants provided for by paragraphs 4, 6(a) and/or Exhibit A of this Agreement are illegal, void, or unenforceable, Morini agrees, at the Company’s request and option, either to return promptly to the Company the amount paid to him pursuant to this Agreement or to execute a release, waiver and/or covenant of comparable scope that is legal and enforceable. Further, if Morini seeks to challenge the validity of or otherwise vitiate this Agreement or any provision thereof (including, without limitation paragraphs 4, 6(a) and/or Exhibit A), he shall, as a precondition, be required to repay to the Company, to the maximum extent permitted by law, the amount paid to him pursuant to this Agreement. Nothing in this paragraph 14(b) is intended or should be construed to apply to any claim pursuant to the federal Age Discrimination in Employment Act (ADEA).

15. Except for the June 26, 2002 Non-Competitive and Non-Disclosure Agreement executed between Morini and Galaxy Nutritional Foods Company, as amended by paragraph 8 above, which shall remain in full force and effect and enforceable by the Company, this Agreement and General Release constitutes the complete understanding between the parties and supersedes all prior agreements between the parties and may not be changed orally. To the extent that any provision of the Non-Competitive and Non-Disclosure Agreement is in conflict with a provision contained herein, the Company shall have the right to enforce the agreement that affords it the greater right or protection. Morini acknowledges that neither the Company nor any representative of the Company has made any representation or promises to him other than as set forth herein. No other promises or agreements shall be binding unless in writing and signed by the parties.

16. (a) This Agreement and General Release shall, for all purposes, be enforced, governed and interpreted for all purposes by the laws of the State of Florida without regard to Florida’s conflict of laws principles.

(b) Any controversy or claim arising out of or relating to Morini’s employment with the Company, this Agreement or the breach thereof, shall be settled in a court of competent jurisdiction in the State of Florida in Orange County. The prevailing party in any litigation shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and costs. In any proceeding commenced pursuant to this paragraph, the parties agree that (i) the consideration paid as set forth in paragraph 2 shall be redacted from any court filing and shall only be disclosed to the Court in sealed documents; and (ii) the events leading to this Agreement shall not be disclosed in any document, pleading, argument or testimony.

(c) This Agreement and General Release may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

(d) This Agreement and General Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

(e) Should any provision of this Agreement and General Release require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement and General Release shall not apply a presumption that the provisions hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the Agreement and General Release, it being agreed that all parties have participated in the preparation of all provisions of this Agreement and General Release.

17. The parties agree that this Agreement and General Release may be used as evidence only in a subsequent proceeding in which any of the parties allege a breach of this Agreement and General Release.

18. In response to any requests for a reference on Morini by a prospective employer, the Company agrees to provide a neutral reference that includes only Morini’s dates of employment and last position held. If requested in writing by Morini, the Company will also provide Morini’s final salary information.

/s/ Christopher Morini
CHRISTOPHER MORINI

STATE OF FLORIDA	)
) ss.
COUNTY OF ORANGE	)

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared Christopher Morini, to me known to be the person described in and who executed the foregoing instrument, and he acknowledged to and before me that he executed the same. He is personally known to me or has produced a Florida driver’s license as identification and did take an oath.

SWORN TO AND SUBSCRIBED before me this 1st day of June, 2007.

/s/ Kristy N. Hale
Notary Public

My Commission Expires: November 11, 2010

GALAXY NUTRITIONAL FOODS, INC

By:	/s/ Michael E. Broll
PRINT NAME	Michael E. Broll
TITLE	Chief Executive Officer

STATE OF FLORIDA	)
) ss.
COUNTY OF ORANGE	)

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared Michael E. Broll, to me known to be the person described in and who executed the foregoing instrument, and he acknowledged to and before me that he executed the same. He is personally known to me or has produced a ______________________ as identification and did take an oath.

SWORN TO AND SUBSCRIBED before me this 1st day of June, 2007.

/s/ Christine L. Perno
Notary Public

My Commission Expires: October 7, 2007

(Seal)

EXHIBIT A

GENERAL RELEASE

General Release executed this 1st day of June, 2007 by Christopher Morini (“Morini”);

For and in consideration of the promises set forth in the Agreement and General Release between Galaxy Nutritional Foods, Inc. (“the Company”) and Morini, dated June 1, 2007 (“Agreement”), including the benefits as set forth therein, and for other valuable consideration as set forth in the Agreement, Morini, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter, collectively referred to as “Releasors”), hereby forever release and discharge the Company and any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively referred to as “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this General Release.

Without limiting the generality of the foregoing, Releasors hereby release and discharge Releasees from:

(i)
any and all claims, relating to Morini’s employment by the Company, the terms and conditions of such employment, employee benefits related to his employment, the termination of his employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(ii)
any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under The Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act of 2002, the Florida Civil Rights Act of 1992 f/k/a Human Rights Act of 1977, the Florida Private Whistle-Blower Act (Fla. Stat. § 448.101 et seq), the Florida Public Whistle-Blower Act (Fla. Stat. § 112.3187 et seq.), the Florida Equal Pay Act, unpaid wages under Fla. Stat. § 448.08, retaliation claims under the Workers’ Compensation Law (Fla. Stat. § 440.205), and waivable rights under the Florida Constitution;

(iii)	any and all claims for wrongful discharge or retaliatory discharge;

(iv)	any and all claims for damages of any kind whatsoever, including without limitation compensatory, punitive, treble, liquidated and/or consequential damages;

(v)	any and all claims under any contract, whether express or implied;

(vi)	any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering;

(vii)	any and all claims for violation of any statutory or administrative rules, regulations or codes;

(viii)	any and all claims for attorneys’ fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like;

which Releasors ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this General Release.

This General Release may not be changed orally.

Morini represents and warrants that he has had the opportunity to consult with an attorney before signing this General Release; that he has had the opportunity to consider the terms of this General Release for twenty-one (21) days; and that he has executed this General Release after consulting with an attorney of his choice, who has answered to his satisfaction any and all questions he has regarding this General Release, its terms and consequences. If Morini revokes the Agreement and General Release as provided by Section 11 of such agreement, this General Release shall, likewise, be null and void and of no legal consequence. Morini further represents and warrants that he has read this General Release in its entirety, fully understands all of its terms, and voluntarily assents to all terms and conditions contained herein.

/s/ Christopher Morini
CHRISTOPHER MORINI

STATE OF FLORIDA	)
) ss.
COUNTY OF ORANGE	)

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared Christopher Morini, to me known to be the person described in and who executed the foregoing instrument, and he acknowledged to and before me that he executed the same. He is personally known to me or has produced a Florida driver’s license as identification and did take an oath.

SWORN TO AND SUBSCRIBED before me this 1st day of June, 2007.

/s/ Kristy N. Hale
Notary Public

My Commission Expires: November 11, 2010
(Seal)

EXHIBIT B

Copy of Non-Competitive and Non-Disclosure Agreement entered into between Morini and Galaxy Nutritional Foods Company dated June 26, 2002